EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-225828, 333-225832, 333-225835 and 333-227945 on Form S-3, Registration Statement No. 333-216887 on Form S-4, and Registration Statement Nos. 333-188999, 333-205617, 333-212929 and 333-227948 on Form S-8 of our reports dated March 18, 2019, relating to the financial statements of Northern Oil and Gas, Inc., and the effectiveness of Northern Oil and Gas, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Northern Oil and Gas, Inc. for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE, LLP

Minneapolis, Minnesota
March 18, 2019